Exhibit 21.1

ASPEN TECHNOLOGY, INC.
List of Subsidiaries as of June 30, 2016

State or Country
	Name of Subsidiary	of Incorporation
1	AspenTech Argentina S.R.L.	Argentina
2	Aspen Technology Australia Pty. Ltd.	Australia
3	AspenTech Europe, S.A./N.V.	Belgium
4	AspenTech Software Brazil Ltda.	Brazil
5	AspenTech Canada Corporation	Canada
6	Aspen Technology S.A.S.	Colombia
7	Aspen Tech India Pte. Ltd.	India
8	AspenTech S.r.l.	Italy
9	AspenTech Japan Co. Ltd.	Japan
10	AspenTech Solutions Sdn. Bhd.	Malaysia
11	Aspen Tech de Mexico, S. de R.L. de C.V.	Mexico
12	AspenTech Europe B.V.	Netherlands
13	AspenTech (Beijing) Co., Ltd.	PRC
14	AspenTech (Shanghai) Ltd.	PRC
15	Aspen Technology LLC	Russia
16	AspenTech Pte. Ltd.	Singapore
17	AspenTech Africa (Pty.) Ltd.	South Africa
18	Aspen Technology S.L.	Spain
19	AspenTech (Thailand) Ltd.	Thailand
20	AspenTech Ltd.	UK
21	Hyprotech UK Ltd.	UK
22	AspenTech Canada Holdings, LLC	Delaware
23	AspenTech Holding Corporation	Delaware
24	Aspen Technology (Asia), Inc.	Delaware
25	Aspen Technology International, Inc.	Delaware
26	Aspen Technology Services Corporation	Delaware
27	AspenTech Software Corporation	Delaware
28	AspenTech Venezuela, C.A.	Venezuela
29	ATI Global Optimisation Ltd	UK
30	The Fidelis Group LLC	Texas